UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2026

CitroTech Inc.
(Exact name of registrant as specified in its charter)

Wyoming	001-42983	87-2765150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green Cir., Suite 300

Greenwood Village, CO 80111

(Address of principal executive offices) (zip code)

(800) 401-4535

(Registrant’s telephone number, including area code)

________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CITR	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 1, 2026, CitroTech Inc. (the “Company”) entered into a Transition Agreement (the “Transition Agreement”) with Stephen Conboy, pursuant to which Mr. Conboy transitioned from his role as the Company’s Chief Technology Officer to an outside advisor to the Company’s Chief Executive Officer. The Transition Agreement provides for a 90-day transition period beginning March 31, 2026 and ending June 30, 2026 (the “Transition Period”).

During the Transition Period, Mr. Conboy will not participate in the Company’s internal management or day-to-day operations and will not have authority to bind the Company, and he will assist with transitioning relationships and delivering information regarding inventions in development. In consideration of Mr. Conboy’s compliance with the Transition Agreement, the Company will pay Mr. Conboy $10,000 per month during the Transition Period and reimburse pre-approved out-of-pocket expenses. The Company will also advance up to $200,000 worth of specified products.

Following the Transition Period, the Transition Agreement provides Mr. Conboy an exclusive right to sell specified Company products and systems within a defined geographic carve-out area near North Lake Tahoe, South Lake Tahoe and Truckee, California, subject to minimum annual gross sales thresholds ($500,000 in 2026 and $2,000,000 in 2027 and thereafter) and the Company’s audit rights. The Transition Agreement further provides that, following the Transition Period, Mr. Conboy may purchase specified products from the Company at preferred pricing.

The Transition Agreement also includes certain equity-related provisions, including that upon the Company closing outside financing of at least $10,000,000, the Company may elect to purchase, or register for resale, up to $1,000,000 of Mr. Conboy’s existing shares of Company common stock, and provides limitations on Mr. Conboy’s post-transition share sales and ownership. In addition, beginning December 1 of the year the Company exceeds $10,000,000 in gross revenue (and annually thereafter) until a $7,500,000 royalty is satisfied, the Company will deliver to Mr. Conboy $1,500,000 worth of restricted common shares, subject to offsets for prior product advances and ownership limitations. The parties also agreed to negotiate in good faith with an entity controlled by Mr. Conboy a post-transition affiliate agreement that contemplates a commission on certain net sales within a defined territory.

The Transition Agreement includes a broad release of claims by Mr. Conboy and contains confidentiality, non-disclosure, restrictive covenant, and non-disparagement provisions, as well as provisions permitting suspension or cessation of compensation upon breach and specified remedies, including liquidated damages in certain circumstances.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the full text of the Transition Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 31, 2026, Mr. Conboy resigned from his position as the Company’s Chief Technology Officer (and any other positions he held with the Company or any of its affiliates), in connection with the Transition Agreement described in Item 1.01 above.

Mr. Conboy’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1†	Transition Agreement, dated April 1, 2026, by and between CitroTech Inc. and Stephen Conboy
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

† Certain portions of this exhibit have been redacted pursuant to Regulation S-K Item 601(b)(10)(iv). The registrant hereby agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CitroTech Inc.

Date: April 3, 2026	By:	/s/ Wesley J. Bolsen
	Name: Title:	Wesley J. Bolsen Chief Executive Officer

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